Exhibit 10.6

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of March 30, 2017 (the “Effective Date”), by Krishna Holdings LLC, a Minnesota limited liability company; Apex Holdings, LLC, a Minnesota limited liability company; Kashi Associates, LLC, a Minnesota limited liability company; Keva Holdings, LLC, a Minnesota limited liability company; S&V Ventures, LLC, a Minnesota limited liability company; Polo Group LLC, a New York limited liability company; SPAV Holdings LLC, a Minnesota limited liability company; Star Associates LLC, a Minnesota limited liability company; and The Global Villa, LLC, a Minnesota limited liability company (collectively “Lessor”), whose address is 3620 Wedgewood Lane North, Plymouth, MN 55441, and Cardiovascular Systems, Inc., a Delaware corporation (“Lessee”), whose address is 1225 Old Highway 8 NW, New Brighton, MN 55112. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.
In consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:
ARTICLE I

BASIC LEASE TERMS
Section 1.01.     Property. The real property located at 1225 Old Highway 8 NW, New Brighton, MN 55112, as legally described on Exhibit B attached hereto and incorporated herein , including the improvements thereon and fixtures and appurtances thereto.
Section 1.02.     Initial Term Expiration Date. March 31, 2032.
Section 1.03.     Extension Options. Four (4) extensions of five (5) years each, as described in Section 3.02.
Section 1.04.     Base Annual Rental. One Million Six Hundred Thirty-Seven Thousand Five Hundred and 00/100 Dollars ($1,637,500.00) as described in Article IV, payable in monthly installments of One Hundred Thirty-Six Thousand Four Hundred Fifty-Eight and 33/100 Dollars ($136,458.33).
Section 1.05.     Rental Adjustment. Three percent (3%) per annum as of each Adjustment Date, as described in Section 4.02.
Section 1.06.     Adjustment Date. The first anniversary of the Effective Date and annually thereafter during the Initial Lease Term (excluding any Extension Term).
Section 1.07.     Lessee Tax Identification No. 41-1698056.
Section 1.08.     Lessor Tax Identification Nos. __________________.

ARTICLE II

LEASE OF PROPERTY
Section 2.01.     Lease. In consideration of Lessee’s payment of the Rental and other Monetary Obligations and Lessee’s performance of all other obligations hereunder, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Property, “AS IS” and “WHERE IS” without representation or warranty by Lessor, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.
Section 2.02.     Quiet Enjoyment. So long as Lessee shall pay the Rental and other Monetary Obligations provided in this Lease and shall keep and perform all of the terms, covenants and conditions on its part contained herein, Lessee shall have, subject to the terms and conditions set forth herein, the right to the peaceful and quiet enjoyment and occupancy of the Property.
ARTICLE III

LEASE TERM; EXTENSION
Section 3.01.     Initial Term. The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on the Initial Term Expiration Date, unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”
Section 3.02.     Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, Lessee shall have the right and option (each, an “Extension Option”) to extend the Initial Term for all and not less than all of the Property for four (4) additional successive periods of five (5) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect.
Section 3.03.     Notice of Exercise. Lessee may only exercise the Extension Options by giving its irrevocable written notice thereof to Lessor of its election to do so no later than nine (9) months prior to the expiration of the then-current Lease Term. If written notice of the exercise of any Extension Option is not received by Lessor by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Notwithstanding the foregoing, if Lessee is entitled to exercise an option to renew but fails to give Lessor timely written notice of such exercise, then Lessor shall use commercially reasonable efforts to give Lessee written notice of such failure, and Lessee shall have the right to exercise such Extension Option by written notice to Lessor given within ten (10) Business Days after receipt of such notice. Upon the request of Lessor or Lessee, the parties hereto will, at the expense of Lessee, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.03.
Section 3.04.     Removal of Personalty. Upon the expiration of the Lease Term, Lessee may remove from the Property all personal property, equipment and trade fixtures belonging to Lessee. Lessee shall repair any damage caused by such removal and shall leave all of the Property clean and in good and working condition and repair inside and out, subject to normal wear and tear, casualty and condemnation. Any property of Lessee left on the Property on the tenth (10th) day following the expiration of the Lease Term shall, at Lessor’s option, automatically and immediately become the property of Lessor.
ARTICLE IV

RENTAL AND OTHER MONETARY OBLIGATIONS
Section 4.01.     Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Lessee shall pay in advance the Base Monthly Rental then in effect. If the Effective Date is a date other than the first day of the month, Lessee shall pay to Lessor on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.
Section 4.02.     Adjustments During Initial Lease Term. During the Initial Lease Term (excluding any Extension Term), on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the Rental Adjustment.
Section 4.03.     Adjustment During Extension Terms. The Base Annual Rental for each Extension Term shall be equal to the then “Fair Market Rental Rate,” as hereinafter defined; provided, however, in no event shall the Fair Market Rental Rate be less than the Base Annual Rental in effect during the last year of the then expiring Initial Lease Term or Extension Term, as the case may be. As used herein, the "Fair Market Rental Rate" payable by Lessee for each Extension Term shall mean the Base Annual Rental for space comparable in size, location and quality to the Property for a comparable term, and in other comparable buildings in the vicinity of the Property, taking into consideration all out-of-pocket concessions generally being granted at such time for such comparable space, including the condition and value of existing tenant improvements in the Property. Lessor shall provide Lessee with its determination of the Fair Market Rental Rate within ten (10) days after receipt of Lessee's notice to extend the Lease Term. Lessee shall have thirty (30) days after receipt of Lessor's notice in which to notify Lessor of any objection thereto. In the event Lessee notifies Lessor of its objection to the computation of such rental rate, then the parties shall negotiate in good faith for a period not to exceed thirty (30) days in order to come to agreement thereon. In the event the parties are unable to agree upon such rate within such thirty (30) day period, then Lessee shall have the right within ten (10) days thereafter to require that Lessor and Lessee each, at its cost and by giving written notice to the other party, appoint a competent and impartial commercial real estate broker (hereinafter “broker”) with at least five (5) years’ full-time commercial real estate brokerage experience in the geographical area of the Property to set the Fair Market Rental Rate for the Extension Term. Each broker shall submit its valuation of the Fair Market Rental Rate in accordance herewith within ten (10) days after selection, and if the valuations are within ten percent (10%) of each other, then the valuations shall be averaged together to arrive at the Fair Market Rental Rate of the Property. In the event the valuations have a disparity greater than ten percent (10%), then the brokers shall select a third broker, who shall submit a valuation in accordance with the foregoing within ten (10) days after selection. The two valuations which are the closest to each other shall then be averaged together to arrive at the current Fair Market Rental Rate. Upon determination of the Fair Market Rental Rate for the

Extension Term in accordance with the terms outlined above, Lessor and Lessee shall immediately execute an amendment to the Lease Agreement. Such amendment shall set forth among other things, the Base Annual Rental for the Extension Term and the actual commencement date and expiration date of the Extension Term.
Section 4.04.     Additional Rental. Lessee shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Lessee under this Lease which are not specifically referred to as Rental. Lessee shall pay and discharge any Additional Rental when the same shall become due, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within fifteen (15) days after Lessor’s written demand for payment thereof. In no event shall Lessee be required to pay to Lessor any item of Additional Rental that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease.
Section 4.05.     Late Charges. Any payment that is not paid to Lessor within ten (10) days of the due date shall, in addition to any other remedy of Lessor, incur a late charge of two percent (2%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest); provided, however, in no event shall Lessee be obligated to pay a late charge higher than the maximum legal rate then in effect.
Section 4.06.     Holdover. If Lessee remains in possession of the Property after the expiration of the Lease Term hereof, Lessee, at Lessor’s option and within Lessor’s sole discretion, may be deemed a tenant on a month‑to‑month basis and shall continue to pay Rentals and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred fifty percent (150%) of the last Base Monthly Rental payable under this Lease, and Lessee shall comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Lessor shall be deemed a consent to such holding over.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LESSEE
The representations and warranties of Lessee contained in this Article V are being made to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as follows:
Section 5.01.     Organization, Authority and Status of Lessee. Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign corporation to do business in the State of Minnesota. All necessary and appropriate action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein. Lessee is not, and if Lessee is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Lessee is duly authorized to do so.

Section 5.02.     Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.
Section 5.03.     Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee or any Lessee Entity.
ARTICLE VI

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE
Section 6.01.     Taxes.
(a)    Payment. Subject to the provisions of Section 6.01(b) below, Lessee shall pay and discharge, no later than the last day on which payment be made without penalty or interest, any and all taxes and installments of special assessments assessed against or imposed upon the Property or Lessee during the Lease Term related to or arising out of this Lease and the activities of the parties hereunder, including without limitation, (i) all taxes or assessments upon the Property or any part thereof and upon any personal property, trade fixtures and improvements located on the Property, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments; and (ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Property by Lessee. Notwithstanding anything in clauses (i) through (ii) to the contrary, Lessee shall not be obligated to pay or reimburse Lessor for any taxes based on the net income of Lessor or any corporate franchise, estate, inheritance, gift tax or tax imposed on the transfer of Lessor’s interest in the Lease or the Property. Lessee shall have the right to pay special assessments in installments over the longest permissible periods.
(b)    Right to Contest. Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Lessee shall provide Lessor with evidence reasonably satisfactory to Lessor that taxes and assessments have been timely paid by Lessee. In the event Lessor receives a tax bill, Lessor shall use commercially reasonable efforts to forward said bill to Lessee within fifteen (15) days of Lessor’s receipt thereof. Lessee may, at its own expense, contest or cause to be contested (in the case of any item involving more than $100,000, after prior written notice to Lessor, which shall be given within fifteen (15) days of Lessee’s determination to contest any matter as permitted herein), by appropriate legal proceedings conducted in good faith and with due diligence, any above‑described item or lien with respect thereto, provided that (i) neither the Property nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred and is continuing; (iii) if and to the extent required by the applicable taxing authority and/or Lessor, Lessee posts a bond or takes other steps acceptable to such taxing authority and/or Lessor that removes such lien or stays enforcement thereof; and (iv) upon termination of such proceedings, it shall be the obligation of Lessee to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith. Lessor shall at the request of Lessee, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Lessor shall incur no cost or obligation thereby.

(c)    Tax Escrow Account. During the pendency of any uncured Event of Default hereunder, upon written notice from Lessor, Lessee shall pay or cause to be paid into a separate account (the "Tax Account") to be established by Lessee with a lending institution designated by Lessor (which Tax Account shall not be removed from such lending institution without the express prior approval of Lessor), and which Lessor may draw upon, a reserve amount sufficient to discharge the obligations of Lessee under Section 6.01 hereof with respect to real estate taxes for the applicable Fiscal Year as and when they become due (such amounts, the "Tax Escrow Amount"). During each month commencing with the first full calendar month following the receipt of said notice from Lessor, Lessee shall deposit into the Tax Account one twelfth of the Tax Escrow Amount so that as each installment of real estate taxes becomes due and payable, there are sufficient funds in the Tax Account to pay the same. If the amount of such and real estate taxes has not been definitively ascertained by Lessee at the time when any such monthly deposit is to be paid, Lessor shall require payment of the Tax Escrow Amount based upon the amount of real estate taxes paid for the preceding year, subject to adjustment as and when the amount of such real estate taxes are ascertained by Lessee. The Tax Escrow Amount in the Tax Account shall be and constitute additional security for the performance of Lessee's obligations hereunder and shall, if there are sufficient funds in escrow, be used to pay taxes when due.
Section 6.02.     Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term.
Section 6.03.     Insurance.
(a)    Coverage. Throughout the Lease Term, Lessee shall maintain, with respect the Property, at its sole expense, the following types and amounts of insurance, in addition to such other insurance as Lessor may reasonably require from time to time:
(i)    Insurance against loss or damage to real property and personal property under an “all risk” or “special form” insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, terrorism, and other risks normally included in the standard ISO special form. Such insurance shall be in amounts not less than 100% of the full insurable replacement cost values.
(ii)    Commercial general liability insurance, including products and completed operation liability, covering Lessor and Lessee against bodily injury liability, property damage liability and personal and advertising injury, and liability arising out of the ownership, maintenance, repair, condition or operation of the Property. Such insurance shall be in amounts of not less than $2,000,000 per occurrence for bodily injury and property damage, and $2,000,000 general aggregate. Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies.
(iii)    Workers’ compensation and Employers Liability insurance with statutorily mandated limits covering all persons employed by Lessee on the Property in connection with any work done on or about the Property for which claims for death or bodily injury could be asserted against Lessor, Lessee or the Property.
(b)    Insurance Provisions. All insurance policies shall:

(i)    provide for a waiver of subrogation by the insurer as to claims against Lessor covered under the “all risk” or “special form” insurance policy described in Section 6.03(a)(i);
(ii)    be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and the insurance policy shall not be brought into contribution with insurance maintained by Lessor;
(iii)    contain deductibles not to exceed $100,000;
(iv)    except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Lessor and any Lessor Affiliate or Lender requested by Lessor, as an “additional insured” with respect to liability insurance; and
(v)    be issued by insurance companies licensed to do business in the state of Minnesota.
(c)    Blanket Policies. Notwithstanding anything to the contrary in this Section 6.03, any insurance which Lessee is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other Property or liabilities of Lessee provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.
ARTICLE VII

MAINTENANCE; ALTERATIONS
Section 7.01.     Condition of Property; Maintenance. Lessee hereby accepts the Property “AS IS” and “WHERE IS” with no representation or warranty of Lessor as to the condition thereof. Lessee shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on the Property in good order and repair, free from actual or constructive waste, subject to ordinary wear and tear; (b) the repair or reconstruction of any building, structures or improvements erected on the Property damaged or destroyed by a Casualty; and (c) subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs to any building, structures or improvements erected on the Property. In the event that necessary repairs may be covered by a construction, manufacturer’s or installer’s Warranty (collectively, “Warranties”), Lessee shall use its best efforts to enforce the terms of such Warranty.
Section 7.02.     Alterations and Improvements. During the Lease Term, Lessee shall not alter the exterior, structural, plumbing or electrical elements of the Property in any manner without the written consent of Lessor, which consent shall not be unreasonably withheld or conditioned; provided, however, Lessee may undertake non-structural alterations to the Property that cost less than $50,000, individually, and do not materially affect the exterior appearance of the Property, without Lessor’s prior written consent. If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at Lessee’s sole expense by a licensed contractor and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall reasonably require. Any work at any time commenced by Lessee on the Property shall be prosecuted diligently to completion, shall be of good workmanship and materials shall not void, invalidate or otherwise compromise any existing

Warranty, and shall comply fully with all the terms of this Lease and all Legal Requirements. Upon completion of any alterations individually costing $50,000 or more, Lessee shall promptly provide Lessor with evidence of full payment to all laborers and materialmen contributing to the alterations. Lessee shall keep the Property free from any liens arising out of any work performed on, or materials furnished to, the Property.
ARTICLE VIII

USE OF THE PROPERTY; COMPLIANCE
Section 8.01.     Use. During the Lease Term, the Property shall be used for the operation of a Permitted Facility.
Section 8.02.     Compliance. Lessee’s use and occupation of the Property, and the condition thereof, shall, at Lessee’s sole cost and expense, comply fully with all Legal Requirements and all restrictions, covenants and encumbrances of record, and any owner obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record, with respect to the Property, in either event, the failure with which to comply could have a Material Adverse Effect. Lessee shall obtain, maintain and comply with all required licenses and permits, both governmental and private, to use and operate the Property as a Permitted Facility. Lessee will use its best efforts to prevent any act or condition to exist on or about the Property that will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Lessee shall pay for such increase. All references to any obligations of the “owner” in the Environmental Covenant shall apply solely to Lessee, and any failure by Lessee to comply with such obligations shall constitute an Event of Default under this Lease (subject to the notice and cure period set forth in Section 12.01(f)).
Section 8.03.     Environmental.
(a)    Covenants.
(i)    Lessee covenants to Lessor during the Lease Term, subject to the limitations of subsection (ii) below, as follows:
(A)    All uses and operations on or of the Property, whether by Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.
(B)    There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.
(C)    There shall be no Hazardous Materials or Regulated Substances in, on or under the Property, except in Permitted Amounts. Above and below ground storage tanks shall be properly permitted and only used as permitted.
(D)    Lessee shall not act or fail to act or allow any other tenant, occupant, guest, customer or other user of the Property to act or fail to act in any way that (1) materially increases a risk to human health or the environment, (2)  poses an unreasonable or unacceptable risk of harm to any Person or the environment (whether on or off any of the Property), (3) has a Material Adverse Effect, or (4) is contrary to any material requirement set forth in the insurance policies maintained by Lessee or Lessor, or (5) constitutes a public or private nuisance.
(ii)    Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsections (A) through (D) above provided that Lessee shall be in compliance in all material respects with the requirements of any Governmental Authority with respect to the Remediation of any Release at the Property.
(b)    Remediation. Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required of Lessee by any Governmental Authority of any condition (including, but not limited to, a Release or Threatened Release) in, on, under or from the Property and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment. Should Lessee fail to undertake any required Remediation in accordance with the preceding sentence within a commercially reasonable time frame, Lessor, after written notice to Lessee and Lessee’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Lessee. Any Cost so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor.
(c)    Indemnification. Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials, Regulated Substances, above or below ground storage tanks, the Environmental Covenant (including the obligations of the “owner” under the Environmental Covenant), and other environmental matters concerning the Property, to the extent caused by or through Lessee.
(d)    Survival. The obligations of Lessee and the rights and remedies of Lessor under this Section 8.03 shall survive the termination, expiration and/or release of this Lease.
ARTICLE IX

ADDITIONAL COVENANTS
Section 9.01.     Inspection. Lessor and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Property or any part thereof and inspect the same. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Property and any other loss occasioned by such entry, but, subject to Section 10.01, excluding damages arising as a result of the gross negligence or willful misconduct of Lessor. Notwithstanding the foregoing,

Lessor shall exercise its inspection rights in a manner that does not interfere with Lessee’s use of the Property.
Section 9.02.     Estoppel Certificate. At any time, and from time to time, Lessee shall, promptly and in no event later than ten (10) days after a request from Lessor or any Lender or mortgagee of Lessor, execute, acknowledge and deliver to Lessor or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Lessor, certifying: (a) that Lessee has accepted the Property; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (e) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessee; and (h) any other information reasonably requested by Lessor or any Lender or mortgagee, as the case may be.
ARTICLE X

RELEASE AND INDEMNIFICATION
Section 10.01.     Release and Indemnification. Lessee agrees to use and occupy the Property at its own risk and hereby releases Lessor and Lessor’s agents and employees from all claims for any damage, compensation, liability, injury, loss or claim from any cause, other than gross negligence or willful misconduct of Lessor, its agents or employees, relative to or arising from (i) loss or damage to Lessee's personal property or improvements that Lessee may remove pursuant to Section 3.04 hereof; (ii) any injury to person or damage to property on or about the Property; (iii) any criminal act on or about the Property; or (iv) interference with Lessee's business operations or loss of occupancy or use of the Property from Lessor's right to access or enter the Property under this Lease. Lessee acknowledges and agrees that Lessor has no duty or obligation to provide security for the Property. Lessee shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of the gross negligence or willful misconduct of such Indemnified Party) caused by, incurred or resulting from Lessee’s operations or occurring in or about the Property, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Lessee or any Person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Lessee, its officers, employees, agents or other Persons. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason whatsoever.
ARTICLE XI

CONDEMNATION AND CASUALTY

Section 11.01.     Notification. Lessee shall promptly give Lessor written notice of (a) any Condemnation of any of the Property, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of any of the Property, and (c) any Casualty to any of the Property or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Lessee shall promptly send Lessor copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.
Section 11.02.     Total Condemnation. In the event of a Condemnation of all or substantially all of any of the Property, and if as a result of such Condemnation: (i) access to the Property to and from the publicly dedicated roads adjacent to the Property as of the Effective Date is permanently and materially impaired such that Lessee no longer has access to such dedicated road; (ii) there is insufficient parking to operate the Property as a Permitted Facility under applicable Laws; or (iii) the Condemnation includes a portion of the building such that the remaining portion is unsuitable for use as a Permitted Facility, as determined by Lessee in the exercise of good faith business judgment (and Lessee provides to Lessor an officer’s certificate executed by an officer of Lessee certifying to the same) (each such event, a “Total Condemnation”), then, in such event:
(a)    Termination of Lease. On the date of the Total Condemnation, all obligations of either party hereunder with respect to the Property shall cease; provided, however, that Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to the Property and Lessee’s obligation to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to the Property prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Base Monthly Rental for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.
(b)    Net Award. Subject to Section 11.07 below, Lessor shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Lessee by this Lease, and Lessee hereby expressly assigns to Lessor all of its right, title and interest in and to every such Net Award and agrees that Lessee shall not be entitled to any Net Award or other payment for the value of Lessee’s leasehold interest in this Lease.
Section 11.03.     Partial Condemnation or Casualty. In the event of a Condemnation which is not a Total Condemnation (each such event, a “Partial Condemnation”), or in the event of a Casualty:
(a)    Net Awards. All Net Awards shall be paid to Lessor.
(b)    Continuance of Lease. This Lease shall continue in full force and effect upon the following terms:
(i)    All Rental and other Monetary Obligations due under this Lease shall continue unabated.

(ii)    Lessee shall promptly commence and diligently prosecute restoration of the Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Lessor; provided, however, that Lessee shall have no obligation to incur costs in excess of the Net Award or insurance proceeds, as applicable, made available by Lessor to Lessee hereunder. Upon the written request of Lessee (accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly part of such costs, and that Lessee has complied with the terms of Section 7.02 in connection with the restoration), Lessor shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Lessor, an amount up to but not exceeding the amount of any Net Award received by Lessor with respect to such Partial Condemnation or Casualty.
(c)    Notwithstanding the foregoing, if a Casualty cannot reasonably be expected to be restored within three hundred sixty-five (365) days of the date of such Casualty as reasonably determined by Lessee, then Lessee shall have the right to terminate this Lease Agreement upon delivery of written notice to Lessor. The termination will be effective as of the date of the Casualty. Upon such termination, all obligations of either party hereunder with respect to the Property shall cease; provided, however, that Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to the Property and Lessee’s obligation to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to the Property prior to the date of termination shall survive such termination. If the date of such Casualty is other than the first day of a month, the Base Monthly Rental for the month in which such Casualty occurs shall be apportioned based on the date of the Casualty.

Section 11.04.     Temporary Taking. In the event of a Condemnation of all or any part of the Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other Monetary Obligation payable hereunder. Except as provided below, Lessee shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Lessor and Lessee as of the date of such expiration.
Section 11.05.     Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Lessee shall be adjusted by Lessor and Lessee. Any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Lessor or, at Lessor’s election, Lessee. Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee and otherwise, to file and prosecute Lessee’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Lessee to Lessor under this Lease, in such order, priority and proportions as Lessor in its discretion shall deem proper.

Section 11.06.     Lessee Obligation in Event of Casualty. During all periods of time following a Casualty, Lessee shall take reasonable steps to ensure that the Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).
Section 11.07.     Lessee Awards and Payments. Notwithstanding any provision contained in this Article XI, Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any personal property owned by Lessee, any insurance proceeds with respect to any personal property owned by Lessee, the interruption of its business and moving expenses, but only if such claim or award does not adversely affect or interfere with the prosecution of Lessor’s claim for the Condemnation or Casualty, or otherwise reduce the amount recoverable by Lessor for the Condemnation or Casualty.
ARTICLE XII

DEFAULT, CONDITIONAL LIMITATIONS,
REMEDIES AND MEASURE OF DAMAGES
Section 12.01.     Event of Default. Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):
(a)    if any Rental or other Monetary Obligation due under this Lease is not paid when due; provided, however, any delay in the payment of Rental shall not constitute an Event of Default hereunder so long as the same is corrected within five (5) Business Days of the date Lessee receives written notice thereof from Lessor that such sums are due, provided, however, that no more than one (1) notice of nonpayment to Lessee shall be required to be given in any calendar year and any additional payments not paid within ten (10) Business Days of the date due shall be an Event of Default without notice from the Lessor;
(b)    Failure to maintain insurance in accordance with Section 6.03;
(c)    if Lessee fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay has resulted in the imposition of a lien against any the Property;
(d)    if Lessee abandons the Property;
(e)    if there is an Insolvency Event affecting Lessee;
(f)    if Lessee fails to observe or perform any of the other covenants, conditions or obligations of Lessee in this Lease; provided, however, if any such failure does not involve the payment of any Monetary Obligation, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee written notice thereof and a period of thirty (30) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30)‑day period, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such thirty (30)‑day period; or

(g)    if the estate or interest of Lessee in any of the Property shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made.
Section 12.02.     Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by Law, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at Law or in equity, including, without limitation, any one or more of the following:
(a)    to terminate this Lease, whereupon Lessee’s right to possession of the Property shall cease and this Lease, except as to Lessee’s liability, shall be terminated;
(b)    to the extent not prohibited by applicable Law, to (i) re-enter and take possession of the Property (or any part thereof), any or all personal property or fixtures of Lessee upon the Property and, to the extent permissible, permits and other rights or privileges of Lessee pertaining to the use and operation of the Property, and (ii) expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar Law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after default, voluntarily give up possession of the Property to Lessor, deliver to Lessor or its agents the keys to the Property, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any re‑entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate;
(c)    to bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor;
(d)    to relet the Property or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its reasonable discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Lessee in such order as Lessor may, in its reasonable discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, and repair costs and expenses of preparing for such reletting. Lessor reserves the right following any re‑entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice;
(e)    to recover from Lessee all Costs paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced;
(f)    to immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all Costs incurred by Lessor therein. and enforce, to the extent not enforced by Lessee, the terms of any Warranty. Any sum or sums so paid by Lessor, together with interest at the Default

Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein;
(g)    to immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Lessee held by Lessor under this Lease or any other Transaction Document or any Other Agreement against any sum owing by Lessee hereunder; and/or
(h)    to seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.
Section 12.03.     Cumulative Remedies. All powers and remedies given by Section 12.02 to Lessor, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.
ARTICLE XIII

SUBORDINATION AND ATTORNMENT
Section 13.01.     Subordination. This Lease at all times shall automatically be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon the Property by Lessor, and Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases and Mortgages as shall be desired by Lessor, or any present or proposed mortgagees under trust deeds, upon the condition that Lessee shall have the right to remain in possession of the Property under the terms of this Lease, notwithstanding any default in any or all such ground leases or Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default shall have occurred and be continuing. Prior to the Effective Date, Lessor shall provide to Lessee a commercially reasonable form of non-disturbance agreement from any Lender holding a Mortgage on the Property as of the Effective Date.
Section 13.02.     Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to the Property, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Lessor as lessor under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor

Lessor and Lessee. The foregoing provision shall be self‑operative and effective without the execution of any further instruments.
Section 13.03.     Execution of Additional Documents. Although the provisions in this Article XIII shall be self‑operative and no future instrument of subordination shall be required, upon request by Lessor, Lessee shall execute and deliver such additional reasonable instruments as may be reasonably required for such purposes.
ARTICLE XIV

ASSIGNMENT
Section 14.01.     Assignment by Lessor. As a material inducement to Lessor’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Lessee hereby agrees that Lessor may, from time to time and at any time and without the consent of Lessee, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: the sale, assignment, grant, conveyance, transfer, financing, re‑financing, purchase or re‑acquisition of all, less than all or any portion of the Property, this Lease or any other Transaction Document, Lessor’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Lessor hereunder from and after the date of such assignment). At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer and such other agreements as Lessor may reasonably request, provided that the same do not increase the liabilities and obligations of Lessee hereunder. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.
Section 14.02.     Assignment by Lessee.
(a)    Lessee shall not assign, sublet, transfer, convey, pledge or mortgage this Lease or any interest herein or any interest in Lessee, without the prior written consent of Lessor, which consent shall not be unreasonably withheld. At the time of any assignment of this Lease which is approved by Lessor, the assignee shall assume all of the obligations of Lessee under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Lessor. Such assignment of this Lease pursuant to this Section 14.02 shall not relieve Lessee of its obligations respecting this Lease unless otherwise agreed to by Lessor. Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 14.02 shall be voidable at the sole option of Lessor. Any consent to an assignment given by Lessor hereunder shall not be deemed consent to any subsequent assignment. Any assignment or transfer of this Lease by transfer of a majority interest of stock in one transaction or a series of related transactions, asset sale, merger, consolidation, liquidation or dissolution, or any changes in the ownership of, or power to vote in excess of fifty percent (50%) of its outstanding stock in one transaction or a series of related transactions, shall constitute an assignment for purposes of this Section.
(b)    For purposes of this Section 14.02, in addition to any other reasonable grounds for refusal, Lessor’s consent to any assignment or sublease shall be deemed reasonably withheld if, in Lessor’s good faith judgment, any one or more of the following apply: (i) the proposed transferee is not in a financial condition to comply with its financial obligations under the assignment or sublease; (ii) either the proposed transferee, or any affiliate of the proposed transferee, occupies or is negotiating with Lessor to lease the Property or any other building owned by Lessor and its related parties; (iii) the use of the Premises by the proposed transferee would, in Lessor’s reasonable judgment, not comply with the terms of the Lease; (iv) if the space subject to the assignment or sublease is only a portion of the Property and the physical division of such portion is, or would render the Property, irregular in shape and configuration or without appropriate ingress or egress and facilities suitable for normal leasing purposes, or is otherwise not readily divisible from the Property; (v) the proposed transferee is a government, governmental entity (or an agency or instrumentality thereof); or (vi) an uncured Event of Default exists under the Lease at the time Lessee requests Lessor’s consent to the proposed transfer.
(c)    Notwithstanding anything to the contrary contained in this Section 14.02 and provided that no Event of Default has occurred and is continuing at the time of the proposed assignment or other transfer, and provided further that any assignee agrees to assume all of Lessee’s obligations under this Lease, Lessee shall have the right to assign or otherwise transfer all, but not less than all, of its interest in, to and under this Lease without Lessor’s consent to an Affiliate of Lessee.
ARTICLE XV

NOTICES
Section 15.01.     Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; or (c) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; or (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

If to Lessee: With copies to:
Cardiovascular Systems, Inc.
1225 Old Highway 8 NW
New Brighton, MN 55112
Attn: Corporate Controller

Cardiovascular Systems, Inc.
1225 Old Highway 8 NW
New Brighton, MN 55112
Attn: General Counsel

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attn: Christopher J. Dolan, Esq.

If to Lessor:	Sri Management & Consulting LLC, as agent for Lessor 3620 Wedgewood Lane North Plymouth, MN 55441 Attention: Ashish Aggarwal
With a copy to:	Hinshaw & Culbertson LLP 333 South Seventh Street, Suite 2000 Minneapolis, MN 55042 Attn: Michael T. Hatting, Esq.

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.
ARTICLE XVI
EXPANSION

Section 16.01 Expansion. Lessee has the right (the “Expansion Right”) to acquire from the City of New Brighton, Minnesota certain real estate parcels adjacent to the Property (the “Option Property”) pursuant to that certain Contract for Private Redevelopment dated June 10, 2014 (the “Redevelopment Contract”). In the event Lessee desires to exercise the Expansion Right, Lessor shall cooperate with Lessee to exercise such rights under the Redevelopment Contract to purchase the Option Property and to construct building improvements on the Option Property, which improvements may adjoin, or connect to, the building improvements, located upon the Property. In the event the Lessee exercises its Expansion Right and acquires the Option Property during the Lease term hereof, Lessee shall not convey its fee interest in the Option Property, or any portion thereof, to any third party without providing Lessor with the following right of first refusal to purchase the Option Property (the “Option Property Right of First Refusal”). If Lessee receives an offer by a third party to purchase the Option Property, or any portion thereof, which Lessee desires to accept, Lessee shall deliver a copy of said offer to Lessor (the “Option Property Right of First Refusal Notice”) Lessee’s notice to Lessor shall state: (i) Lessee’s desire and intention to sell all or any part of the Option Property; and (ii) full details of the offer received by it, and a description of the purchase price as well as the overall transaction. Lessor shall have twenty (20) days from and after receiving the Option Property Right of First Refusal Notice to elect to purchase the Option Property, or such portion as may be the subject of the offer, upon the terms and conditions set forth in the Option Property Right of First Refusal Notice, including all rights, privileges and timetables contained in the offer and any amendments related thereto which had been accepted by Lessee. If Lessor elects to purchase the Option Property, or such portion as may be the subject of the offer, the closing shall occur as set forth in the Option Property Right of First Refusal Notice or at such date as may be mutually agreed upon by and between the parties. If Lessor fails to give Lessee written notice within the twenty (20) day period of its intent to purchase the Option Property, or such portion as may be the subject of the offer, then the Option Property Right of First Refusal shall terminate; provided, however, that if such closing as described in the Option Property Right of First Refusal Notice does not occur, then the Option Property Right of First Refusal shall remain in effect.

ARTICLE XVII

RIGHT OF FIRST REFUSAL

Section 17.01 Right of First Refusal. During the Lease Term hereof, Lessor shall not convey its fee interest in the Property, or any portion thereof, to any third party without providing Lessee with the following right of first refusal to purchase the Property (the “Right of First Refusal”). If Lessor receives an offer by a third party to purchase the Property, or any portion thereof, which Lessor desires to accept, Lessor shall deliver a copy of said offer to Lessee (the “Right of First Refusal Notice”). Lessor’s notice to Lessee shall state: (i) Lessor’s desire and intention to sell all or any part of the Property; and (ii) full details of the offer received by it, and a description of the purchase price as well as the overall transaction. Lessee shall have twenty (20) days from and after receiving the Right of First Refusal Notice to elect to purchase the Property, or such portion as may be the subject of the offer, upon the terms and conditions set forth in the Right of First Refusal Notice, including all rights, privileges and timetables contained in the offer and any amendments related thereto which had been accepted by Lessor. If Lessee elects to purchase the Property, or such portion as may be the subject of the offer, the closing shall occur as set forth in the Right of First Refusal Notice or at such date as may be mutually agreed upon by and between the parties. If Lessee fails to give Lessor written notice within the twenty (20) day period of its intent to purchase the Property, or such portion as may be the subject of the offer, then the Right of First Refusal shall terminate; provided, however, that if such closing as described in the Right of First Refusal Notice does not occur, then the Right of First Refusal shall remain in effect.

ARTICLE XVII
MISCELLANEOUS
Section 18.01.     Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Lessee with respect to Rental and other Monetary Obligations to be paid hereunder.
Section 18.02.     No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.
Section 18.03.     Interpretation. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.
Section 18.04.     Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:
(a)    Lessor and Lessee intend that (i) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and (ii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.

Section 18.05.     Disclosures. The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under applicable Law, including, without limitation, under the Securities Act, the Exchange Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and stock exchange requirements, including the filing of this Agreement in its entirety with such public disclosures, and any subsequent disclosures in other public filings and announcements consistent with any such prior disclosures (including in earnings press releases).
Section 18.06.     Building Reports. Lessee agrees to provide Lessor with a report prepared by a licensed building inspector or engineer as to the condition of the structural or exterior components of the Property, including without limitation the roof, heating, ventilation and air-conditioning systems, plumbing and electrical elements, on or before the expiration of the fifth (5th) year of the Lease Term and every three (3) years thereafter during the Lease Term.
Section 18.07.     Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. In addition, the prevailing party shall, upon demand, be entitled to all attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.
Section 18.08.     Memoranda of Lease. Concurrently with the execution of this Lease, Lessor and Lessee are executing Lessor’s standard form memorandum of lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Property, the Lease Term, but omitting Rentals and such other terms of this Lease as Lessor may not desire to disclose to the public.
Section 18.09.     No Brokerage. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Property. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.
Section 18.10.     Time is of the Essence; Computation. Time is of the essence with respect to each and every provision of this Lease. If any deadline provided herein falls on a non-Business Day, such deadline shall be extended to the next day that is a Business Day.
Section 18.11.     Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.
Section 18.12.     Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.
Section 18.13.     Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.
Section 18.14.     Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.
Section 18.15.     Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.
Section 18.16.     Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the state of Minnesota. This Lease shall be governed by, and construed with, the Laws of the applicable state of Minnesota, without giving effect to any state’s conflict of Laws principles.
Section 18.17.     Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, the undersigned agree that transmission of this Lease via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Lease for all purposes.
[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSOR: KRISHNA HOLDINGS, LLC, a Minnesota limited liability company By: /s/Ashish Aggarwal Printed Name: Ashish Aggarwal Title: Chief Manager

APEX HOLDINGS, LLC, a Minnesota limited liability company By: /s/Ashish Aggarwal Printed Name: Ashish Aggarwal Title: Chief Manager

KASHI ASSOCIATES, LLC, a Minnesota limited liability company By: /s/Ashish Aggarwal Printed Name: Ashish Aggarwal Title: Chief Manager
KEVA HOLDINGS, LLC, a Minnesota limited liability company By: /s/Ashish Aggarwal Printed Name: Ashish Aggarwal Title: Authorized Signatory
S & V VENTURES, LLC, a Minnesota limited liability company By: /s/Ashish Aggarwal Printed Name: Ashish Aggarwal Title: Authorized Signatory

POLO GROUP LLC, a New York limited liability company By: /s/ Yonatan Nitzani Printed Name: Yonatan Nitzani Title: Managing Member

SPAV HOLDINGS LLC, a Minnesota limited liability company By: /s/Ashish Aggarwal Printed Name: Ashish Aggarwal Title: Managing Member

STAR ASSOCIATES LLC, a Minnesota limited liability company By: /s/ Anuradha Sharma Printed Name: Anuradha Sharma Title: Chief Manager

THE GLOBAL VILLA LLC, a Minnesota limited liability company By: /s/ Nidhi Methi Printed Name: Nidhi Methi Title: Vice President/Secretary

IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSEE: CARDIOVASCULAR SYSTEMS, INC., a Delaware corporation By: /s/ Laurence L. Betterley Printed Name: Laurence L. Betterley Title: Chief Financial Officer

EXHIBIT A

DEFINED TERMS
The following terms shall have the following meanings for all purposes of this Lease:
“Additional Rental” has the meaning set forth in Section 4.04.
“Adjustment Date” has the meaning set forth in Section 1.06.
“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.
“Base Annual Rental” has the meaning set forth in Section 1.04.
“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.
“Business Day” means a day on which banks located in Minneapolis, Minnesota are not required or authorized to remain closed.
“Casualty” means any loss of or damage to any property included within or related to the Property or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.
“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.
“Condemnation” means a Taking and/or a Requisition.
“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.
“Default Rate” means 12% per annum or the highest rate permitted by Law, whichever is less.
“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.
“‘Environmental Covenant” means that certain Environmental Covenant and Easement by and between Lessee and the Minnesota Pollution Control Agency, which was filed of record with the Office of the Ramsey County Registrar of Titles on May 26, 2016, as Document No. T02558659.

“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of Law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Lessee and/or the Property.
“Event of Default” has the meaning set forth in Section 12.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Extension Option” has the meaning set forth in Section 3.02.
“Extension Term” has the meaning set forth in Section 3.02.
“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi‑governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.
“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes the Property to be in violation of any local, state or federal Law or regulation, or Environmental Law, or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq.; and (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.
“Indemnified Parties” means Lessor and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor.
“Initial Term” has the meaning set forth in Section 3.01.
“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, dissolution, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.
“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.
“Lease Term” has the meaning described in Section 3.01.
“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Lessee or to any of the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Property.
“Lender” means any lender in connection with any loan secured by Lessor’s interest in any or all of the Property, and any servicer of any loan secured by Lessor’s interest in any or all of the Property.
“Lessee Entity” or “Lessee Entities” means individually or collectively, as the context may require, Lessee and all Affiliates thereof.
“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense), excluding, however, any punitive, consequential, special, indirect, and incidental damages and diminutions in value.
“Material Adverse Effect” means a material adverse effect on (a) the Property, including without limitation, the operation of the Property as a Permitted Facility and/or the value of the Property; (b) the contemplated business, condition, worth or operations of any Lessee Entity; or (c) Lessee’s ability to perform its obligations under this Lease.
“Monetary Obligations” means all Rental and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.
“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Lessor for the benefit of Lender with respect to the Property, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to the Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to the Property, as the case may be, and in either case, less any Costs incurred by Lessor in collecting such award or proceeds.
“Partial Condemnation” has the meaning set forth in Section 11.03.
“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the state or states where the Property is located.
“Permitted Facility” means an office, warehouse and manufacturing facility and all related purposes such as ingress, egress and parking, and uses incidental thereto.
“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.
“Property” means those parcels of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate).
“Regulated Substances” means “petroleum” and “petroleum‑based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local Laws applicable to or regulating USTs.
“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs or any Threatened Release.
“‘Remediation” means any response, remedial, removal, or corrective action, any activity to monitor, clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits, covenants, or action plans issued pursuant thereto, including without limitation, the Environmental Covenant or any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs, including without limitation, under the Environmental Covenant.
“Rental” means, collectively, the Base Annual Rental and the Additional Rental.
“Requisition” means any temporary requisition or confiscation of the use or occupancy of the Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Securities Act” means of the Securities Act of 1933, as amended.
“Successor Lessor” has the meaning set forth in Section 13.02.
“Taking” means (a) any taking or damaging of all or a portion of the Property (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Property.
“Temporary Taking” has the meaning set forth in Section 11.04.
“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding the Property which may result from such Release.
“Total Condemnation” has the meaning set forth in Section 11.02.
“Transaction” has the meaning set forth in Section 14.01.
“Transaction Documents” means this Lease Agreement and all documents related thereto.
“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

EXHIBIT B

PROPERTY
LOT 1, BLOCK 1, NEW BRIGHTON EXCHANGE 2ND ADDITION